EXHIBIT 10.7
100 Fairway Drive
Suite 134
Vernon Hills, Illinois 60061
P: 847.362.8200
F: 847.362.8394
January 26, 2006
www.winstonlabs.com
Scott B. Phillips, M.D.
400 E. Randolph, #2409
Chicago, IL 60601
Dear Scott:
In addition to the “Change-in-Control” Agreement (“CICA”) that you already have with Winston Laboratories, Inc. (“Winston” or the “Company”), the Company is herein providing you with a general severance agreement to supplement/compliment the CICA. You agree that you will at all times faithfully, industriously and to the best of your ability, experience, and talents, perform all of the duties that have been, are, or may be required of you to the reasonable satisfaction of Winston. Winston may discharge you in the event you violate any reasonable or customary rule or regulation that may be established from time to time for the conduct of Winston’s business or for any material breach or neglect of any duty or obligation of yours after written notice. Your employment may be terminated at the sole option of Winston on thirty (30) days written notice from Winston to you. If Winston terminates your employment you will receive your base salary and medical and life insurance benefits at that time for an additional six (6) months from the date of your termination, to be paid monthly as full compensation in payment for all claims under this contract. If Winston terminates your employment, all benefits, not fully vested, cease and are extinguished as of the date you receive the written notice of termination except for those provisions heretofore stated as full compensation in payment for all claims under this contract. COBRA benefits shall begin at the expiration of severance.
Winston’s exercise of its right to terminate hereunder shall be without prejudice to any other remedy to which Winston may be entitled at law, in equity or under this agreement. You may upon fourteen (14) days written notice terminate your employment with Winston. Likewise, the exercise of your right to terminate hereunder shall be without prejudice to any other remedy to which you may be entitled by law, in equity, or under this agreement. All legal issues shall be determined in accordance with the laws of the state of Illinois in the Illinois state court that is mutually agreeable to both parties. If you terminate your employment all salary and benefits from Winston will immediately cease as of your termination date, and you will not be entitled to any benefits which have not been fully vested at the time of your termination including bonuses for company performance or for an equity transaction for the company. This agreement constitutes the agreement between the parties and this contract shall not inure to the benefit of your successors, heirs and/or legal representative.

Please sign and date below to represent that you are in full agreement with the severance terms detailed herein.

Sincerely,

/s/ Joel E. Bernstein, M.D.
Joel E. Bernstein, M.D.
Founder, CEO

/s/ Scott B. Philips	2/15/06

Signature of Employee	Date

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